Exhibit 32.2

Certification

The certification set forth below is being submitted to the Securities and Exchange Commission in connection with the Annual Report on Form 10-K of Aetna Inc. for the period ended December 31, 2010 (the “Report”) solely for the purpose of complying with Rule 13a-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Joseph M. Zubretsky, Senior Executive Vice President and Chief Financial Officer of Aetna Inc., certifies that, to the best of his knowledge:

1.	the Report fully complies with the requirements of Section 13(a) of the Exchange Act; and
2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Aetna Inc.

Date: February 25, 2011	/s/ Joseph M. Zubretsky
Joseph M. Zubretsky
Senior Executive Vice President and Chief Financial Officer